EXHIBIT 15.1.  LETTER REGARDING UNAUDITED INTERIM FINANCIAL
               INFORMATION



To the Board of Directors and Stockholders
Optical Coating Laboratory, Inc.:



Re:  Registration Statements No. 33-41050, No. 33-26271, No. 33-
12276, No. 33-48808, No. 33-65132 and No. 33-60891 on Forms S-8
and Registration Statements No. 33-61177 and No. 33-65319 on
Forms S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated
August 15, 1997 related to our review of interim financial information of Flex Products, Inc.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMG Peat Marwick LLP
San Francisco, California

September 14, 1998